UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2005

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-575-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 24, 2005, we completed our acquisition of Web Marketing Holdings, Inc. (dba "Web Clients") pursuant to the Agreement and Plan of Merger, dated as of June 10, 2005, by and among ValueClick, Inc. ("ValueClick"), Spider Acquisition Corp., a wholly owned subsidiary of ValueClick, Web Clients, and J. Alex Hartzler, solely in his capacity as Stockholder Agent.

Under the terms of the Agreement and Plan of Merger, ValueClick has acquired all outstanding equity interests in Web Clients and extinguished all of Web Clients' outstanding bank debt for an aggregate purchase price of approximately $141 million, including approximately $122 million in cash, approximately 1.8 million shares of ValueClick common stock and approximately 350,000 options to purchase shares of ValueClick common stock. Josh Gray, chief executive officer of Web Clients, has joined ValueClick's senior management team and will continue to lead the Web Clients business.

The description contained in this Item 2.01 of the terms and conditions of the Agreement and Plan of Merger is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, a copy of which is attached to this Report as Exhibit 2.1.

Item 7.01 Regulation FD Disclosure.

On June 27, 2005, we announced the completion of our acquisitions of both Web Clients and E-Babylon, Inc. We also announced that we are raising our 2005 guidance to reflect these acquisitions. Pursuant to Regulation FD, the information contained in the press release attached hereto as Exhibit 99.1 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing. The full text of the related press release is furnished herewith as Exhibit 99.1.

Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") included in the attached press release represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles ("GAAP").

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments and income from interest on the Company's cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

The non-GAAP EBITDA measure included in the press release should be considered in addition to, not as a substitute for, or superior to other measures of the Company’s financial performance prepared in accordance with GAAP.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

It is impracticable for ValueClick currently to provide the required financial statements for Web Clients called for by Item 9.01(a). Pursuant to paragraph (a)(4) of Item 9.01 of Form 8-K, the financial statements of Web Clients required to be filed under paragraph (a) of Item 9.01 will be filed as soon as practicable, but not later than required by Item 9.01 of Form 8-K.

(b) Pro Forma Financial Information.

It is impracticable for ValueClick currently to provide the pro forma financial information with respect to the acquisition of Web Clients by ValueClick called for by Item 9.01(b). Pursuant to paragraphs (b)(2) and (a)(4) of Item 9.01, the pro forma financial statements required to be filed under paragraph (b) of this Item 9.01 will be filed as soon as practicable, but not later than required by paragraphs (b)(2) and (a)(4) of Item 9.01 of Form 8-K.

(c) Exhibits:

2.1 Agreement and Plan of Merger, dated as of June 10, 2005, by and among ValueClick, Inc., Spider Acquisition Corp., a wholly owned subsidiary of ValueClick, Inc., Web Marketing Holdings, Inc., and J. Alex Hartzler, solely in his capacity as Stockholder Agent.*

99.1 Press Release dated June 27, 2005, issued by ValueClick, Inc.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Omitted exhibits include the Certificate of Merger, Non-competition Agreement, Written Consent, Letter of Transmittal, Legal Opinions of both the buyer’s and seller’s counsel, Representation, Lockup and Release Agreement, Representation and Release Agreement, Registration Rights Agreement, Key Employee Agreement, Escrow Agreement, and Release of Non-Escrow Stockholders. Omitted schedules include customary disclosure schedules. Such exhibits and schedules will be supplementally provided to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

June 29, 2005	By:	/s/ Scott H. Ray

Name: Scott H. Ray
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 10, 2005, by and among ValueClick, Inc., Spider Acquisition Corp., a wholly owned subsidiary of ValueClick, Inc., Web Marketing Holdings, Inc., and J. Alex Hartzler, solely in his capacity as Stockholder Agent.
99.1	Press Release, dated June 27, 2005, issued by ValueClick, Inc.